Exhibit 3.1

                   CERTIFICATE OF AMENDMENT
                               OF
                 CERTIFICATE OF INCORPORATION
                               OF
                   FAMILY DOLLAR STORES, INC.


     Family Dollar Stores, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors of Family Dollar
Stores, Inc., by the unanimous vote of its members, as set forth in the minutes of the Board, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Board of Directors deems, and hereby declares, that it is advisable and in the best interest of the Company and its Stockholders that the Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Common Stock, par value $.10 per share, from 120,000,000 to 300,000,000, and in order to effect the foregoing, the Board of Directors hereby proposes and recommends that the first paragraph of Article FOURTH be stricken out and deleted in its entirety from the Company's Certificate of Incorporation and that the following paragraph be substituted in lieu thereof:

          "    FOURTH:   The total number of shares of Stock
          which the Corporation shall have authority to issue is Three Hundred Million Five Hundred Thousand (300,500,000), of which Five Hundred Thousand (500,000) shares of the par value of $1.00 per share are to be Preferred Stock (hereinafter called the "Preferred Stock") and Three Hundred Million (300,000,000) shares of the par value of $.10 per share are to be Common Stock (hereinafter called the "Common Stock")."

     SECOND:    That thereafter, pursuant to resolution of its
Board of Directors, the Annual Meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statue were voted in favor of the said amendment.

     THIRD:    That said amendment was duly adopted in accordance
with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Family Dollar Stores, Inc., has caused its corporate seal to be hereunto affixed and this certificate to be signed by Howard R. Levine, its President, and attested by George R. Mahoney, Jr., its Secretary, this 15th day of January, 1998.

                                FAMILY DOLLAR STORES, INC.

(CORPORATE SEAL)
                                By:  HOWARD R. LEVINE
                                     HOWARD R. LEVINE, President

ATTEST:

By:  GEORGE R. MAHONEY, JR.
     GEORGE R. MAHONEY, JR.
     Secretary